Daktronics, Inc. Announces First Quarter Fiscal 2018 Results

Brookings, S.D. – August 22, 2017 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2018 first quarter net sales of $172.7 million, operating income of $11.7 million, and net income of $8.4 million, or $0.19 per diluted share, compared to net sales of $157.1 million, operating income of $8.0 million, and net income of $5.5 million, or $0.13 per diluted share, for the first quarter of fiscal 2017.  Fiscal 2018 first quarter orders were $153.1 million, compared to $175.2 million for the first quarter of fiscal 2017. Backlog at the end of the fiscal 2018 first quarter was $184 million, compared to a backlog of $198 million a year earlier and $203 million at the end of the fourth quarter of fiscal 2017.

Cash used in operating activities in the first three months of fiscal 2018 was $4.9 million, compared with cash provided by operating activities of $6.6 million in the same period last year. Cash flow from operating activities fluctuated due to a rise in accounts receivable corresponding with the increase in net sales. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $8.9 million for the first three months of fiscal 2018, as compared to a positive free cash flow of $4.5 million for the same period of fiscal 2017. Net investment in property and equipment was $4.0 million for the first three months of fiscal 2018, as compared to $2.1 million for the first three months of fiscal 2017. Cash, restricted cash, and marketable securities at the end of the first quarter of fiscal 2018 were $52.1 million, which compares to $50.2 million at the end of the first quarter of fiscal 2017 and $65.6 million at the end of fiscal 2017.

Orders for the first quarter of fiscal 2018 decreased 12.6 percent as compared to the first quarter of fiscal 2017. Orders increased in the Live Events and High School Park and Recreation business units and decreased in the Commercial, Transportation, and International business units. The timing of orders for large projects varies according to the needs of the customer, which was the primary cause of the decrease in order volume.

Net sales increased by 9.9 percent in the first quarter of fiscal 2018 as compared to the first quarter of fiscal 2017. Net sales increased in the Live Events and Transportation business units, decreased in the Commercial and International business units, and remained relatively flat in the High School Park and Recreation business unit. The increase in Live Events business unit was due to continued demand for upgraded or new solutions throughout venues for arenas, professional sports, and colleges and universities. Transportation net sales increase was primarily due to higher demand from state transportation authorities during the first quarter of fiscal 2018 as compared to the same period last year. The decrease in Commercial was primarily due to lower shipments of digital billboards. The decline in net sales in the International business unit was primarily due to order timing differences from quarter to quarter.

Gross profit percentage for the quarter increased 0.9 percent as compared to last year primarily due to improved performance on large projects as compared to original estimates.

Operating expenses increased by 5.9 percent in the first quarter of fiscal 2018 as compared to the first quarter of fiscal 2017 primarily due to increased product development activities.

Operating income as a percent of sales for the quarter increased to 6.8 percent as compared to the first quarter of fiscal 2017 operating income of 5.1 percent.

Reece Kurtenbach, chairman, president and chief executive officer stated, “Our first quarter is historically one of the busiest quarters as we produce, deliver, and install for outdoor sports venues and other outdoor systems during the summer construction season. This quarter's sales were derived from progress or completion on projects for new or renovated NFL stadiums including the Mercedes Benz Stadium, Ford Field, and Heinz Field; and for college sports stadiums at the University of Wisconsin, Appalachian State, and St. Louis University to name a few."

Outlook
Kurtenbach added, “We are starting our second quarter with a strong backlog and pipeline of order opportunities. While order volume can be lumpy due to a variety of factors, we continue to see the video display business expanding. We expect continued success in managing the business for long-term profitable growth. We are focused on enhancing our overall product line-up to create opportunities to capture a broader customer base. To deliver value to our customers and serve the markets' expectations, we plan to increase the level of expenditures for new or enhanced customer solutions as compared to prior years during fiscal 2018.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2017 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	July 29, 2017	July 30, 2016

Net sales	$172,728	$157,146
Cost of goods sold	128,082	118,079
Gross profit	44,646	39,067

Operating expenses:
Selling expense	14,939	15,259
General and administrative	8,935	8,783
Product design and development	9,047	7,043
	32,921	31,085
Operating income	11,725	7,982

Nonoperating income (expense):
Interest income	211	205
Interest expense	(86)	(42)
Other income (expense), net	145	(94)

Income before income taxes	11,995	8,051
Income tax expense	3,566	2,512
Net income	$8,429	$5,539

Weighted average shares outstanding:
Basic	44,244	44,079
Diluted	44,461	44,141

Earnings per share:
Basic	$0.19	$0.13
Diluted	$0.19	$0.13

Cash dividends declared per share	$0.07	$0.07

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	July 29, 2017	April 29, 2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,868	$32,623
Restricted cash	222	216
Marketable securities	25,020	32,713
Accounts receivable, net	100,867	78,846
Inventories, net	74,412	66,486
Costs and estimated earnings in excess of billings	46,355	36,403
Current maturities of long-term receivables	2,011	2,274
Prepaid expenses and other assets	6,857	7,553
Income tax receivables	316	611
Total current assets	282,928	257,725

Long-term receivables, less current maturities	2,392	2,616
Goodwill	8,271	7,812
Intangibles, net	4,778	4,705
Investment in affiliates and other assets	4,951	4,534
Deferred income taxes	11,283	11,292
	31,675	30,959
PROPERTY AND EQUIPMENT:
Land	2,132	2,099
Buildings	66,427	65,935
Machinery and equipment	85,198	84,189
Office furniture and equipment	5,621	5,604
Computer software and hardware	52,067	51,523
Equipment held for rental	374	374
Demonstration equipment	7,136	7,109
Transportation equipment	7,398	7,108
	226,353	223,941
Less accumulated depreciation	161,060	157,192
	65,293	66,749
TOTAL ASSETS	$379,896	$355,433

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	July 29, 2017	April 29, 2017
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$54,505	$51,499
Accrued expenses	26,555	25,033
Warranty obligations	14,085	13,578
Billings in excess of costs and estimated earnings	14,636	10,897
Customer deposits (billed or collected)	18,402	14,498
Deferred revenue (billed or collected)	13,739	12,137
Current portion of other long-term obligations	764	1,409
Income taxes payable	3,036	1,544
Total current liabilities	145,722	130,595

Long-term warranty obligations	15,668	14,321
Long-term deferred revenue (billed or collected)	5,365	5,434
Other long-term obligations	2,563	2,848
Long-term income tax payable	3,265	3,113
Deferred income taxes	914	836
Total long-term liabilities	27,775	26,552
TOTAL LIABILITIES	173,497	157,147

SHAREHOLDERS' EQUITY:
Common stock	53,561	52,530
Additional paid-in capital	38,677	38,004
Retained earnings	119,302	113,967
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(3,307)	(4,381)
TOTAL SHAREHOLDERS' EQUITY	206,399	198,286
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$379,896	$355,433

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	July 29, 2017	July 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,429	$5,539
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,460	4,600
(Gain) loss on sale of property, equipment and other assets	(17)	31
Share-based compensation	672	709
Equity in loss of affiliate	85	—
Provision for doubtful accounts	14	7
Deferred income taxes, net	30	3
Change in operating assets and liabilities	(18,586)	(4,291)
Net cash (used in) provided by operating activities	(4,913)	6,598

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,092)	(2,157)
Proceeds from sale of property, equipment and other assets	63	64
Purchases of marketable securities	—	(2,394)
Proceeds from sales or maturities of marketable securities	7,643	6,856
Purchases of equity investment	(607)	—
Net cash provided by investing activities	3,007	2,369

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(4)
Proceeds from exercise of stock options	211	—
Principal payments on long-term obligations	(1,018)	(896)
Dividends paid	(3,094)	(4,409)
Payments for common shares repurchased	—	(1,825)
Net cash used in financing activities	(3,901)	(7,134)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	52	(383)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,755)	1,450

CASH AND CASH EQUIVALENTS:
Beginning of period	32,623	28,328
End of period	$26,868	$29,778

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	July 29, 2017	July 30, 2016	Dollar Change	Percent Change
Net Sales:
Commercial	$32,863	$36,254	$(3,391)	(9.4)%
Live Events	77,612	60,633	16,979	28.0
High School Park and Recreation	28,479	27,617	862	3.1
Transportation	18,912	14,286	4,626	32.4
International	14,862	18,356	(3,494)	(19.0)
	$172,728	$157,146	$15,582	9.9%
Orders:
Commercial	$29,937	$45,068	$(15,131)	(33.6)%
Live Events	61,605	52,880	8,725	16.5
High School Park and Recreation	32,180	31,113	1,067	3.4
Transportation	9,269	11,915	(2,646)	(22.2)
International	20,090	34,192	(14,102)	(41.2)
	$153,081	$175,168	$(22,087)	(12.6)%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Three Months Ended
	July 29, 2017	July 30, 2016
Net cash (used in) provided by operating activities	$(4,913)	$6,598
Purchases of property and equipment	(4,092)	(2,157)
Proceeds from sales of property and equipment	63	64
Free cash flow	$(8,942)	$4,505

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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